Exhibit 2.1

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

by and among

Clubhouse Media Group, Inc.;

Digital Influence Inc.;

The Shareholders of Digital Influence Inc.;

And

Christian Young as the Shareholders’ Representative.

i

Exhibit A	Magiclytics Shareholders’ Magiclytics Shares; Ownership Percentage

ii

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

Dated as of February 3, 2021

This Amended and Restated Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and between (i) Clubhouse Media Group, Inc., a Nevada corporation formerly named Tongji Healthcare Group, Inc. (the “Company”); (ii) Digital Influence Inc., a Wyoming corporation doing business as Magiclytics (“Magiclytics”), (iii) each of the shareholders of Magiclytics as set forth on the signature pages hereto (the “Magiclytics Shareholders”) and (iv) Christian Young as the representative of the Magiclytics Shareholders (the “Shareholders’ Representative”). Each of Magiclytics and the Magiclytics Shareholders may be referred to collectively herein as the “Magiclytics Parties” and separately as an “Magiclytics Party.” Each of the Company, each Magiclytics Party and the Shareholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Parties are all of the Parties to that certain Share Exchange Agreement, dated as of December 3, 2020 (the “Original Agreement”), and now desire to amend and restate the Original Agreement in its entirety;

WHEREAS, pursuant to the provisions of Section 10.14(a) of the Original Agreement, the Parties may amend the Original Agreement in writing;

WHEREAS, the Company agrees to acquire from the Magiclytics Shareholders all of the shares of common stock of Magiclytics held by the Magiclytics Shareholders in exchange for the issuance by the Company to Magiclytics Shareholders of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”); and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

The Original Agreement is hereby amended and restated in its entirety to provide as set forth in this Agreement.

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Accredited Investor” has the meaning set forth in Section 3.12(b).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“Additional Shares” has the meaning set forth in Section 2.03(b).

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(d)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(e)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(f)	“Arbitrator” has the meaning set forth in Section 8.01(a).

(g)	“Articles” means the Articles of Incorporation of the Company as in effect from time to time.

(h)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(i)	“Base Value” has the meaning set forth in Section 2.03(b).

(j)	“Blackout Period” has the meaning set forth in Section 6.04(c).

(k)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(l)	“Cap” has the meaning set forth in Section 7.07(a).

(m)	“Change of Control” has the meaning set forth in Section 5.04(b).

(n)	“Closing Date” has the meaning set forth in the introductory paragraph hereto.

(o)	“Closing” has the meaning set forth in Section 2.02.

(p)	“Code” has the meanings set forth in the recitals.

(q)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(r)	“Company Indemnified Party” has the meaning set forth in Section 7.01.

(s)	“Company Organizational Documents” has the meaning set forth in Section 4.01.

(t)	“Company Shares” has the meaning set forth in the introductory paragraph to Article III.

(u)	“Company” has the meaning set forth in the introductory paragraph hereto.

(v)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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(w)	“Counsel” has the meaning set forth in Section 8.22.

(x)	“Direct Claim” has the meaning set forth in Section 7.03(c).

(y)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(z)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)	“Exchange Shares” has the meaning set forth in Section 2.03(a).

(bb)	“Exchange” has the meaning set forth in Section 2.01(b).

(cc)	“Form 8-K” has the meaning set forth in Section 8.09.

(dd)	“Gain Amount” has the meaning set forth in Section 5.04(c).

(ee)	“Indemnified Party” has the meaning set forth Section 7.03.

(ff)	“Indemnifying Party” has the meaning set forth Section 7.03.

(gg)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(hh)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(ii)	“Losses” and “Loss” has the meaning set forth in Section 7.01.

(jj)	“Magiclytics Board” have the meaning set forth in Section 2.05(c)(i).

(kk)	“Magiclytics Indemnified Party” has the meaning set forth in Section 7.02.

(ll)	“Magiclytics Organizational Documents” has the meaning set forth in Section 3.01.

(mm)	“Magiclytics Party” and “Magiclytics Parties” have the meanings set forth in the introductory paragraph hereto.

(nn)	“Magiclytics Shareholder Indemnified Party” has the meaning set forth in Section 6.07(a).

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(oo)	“Magiclytics Shareholders” has the meaning set forth in the introductory paragraph hereto.

(pp)	“Magiclytics Shares” has the meaning set forth in Section 2.01(a).

(qq)	“Magiclytics” has the meaning set forth in the introductory paragraph hereto.

(rr)	“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(ss)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(tt)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(uu)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(vv)	“Piggyback Registration” has the meaning set forth in Section 6.01.

(ww)	“Registration Indemnified Party” has the meaning set forth in Section 6.07(b).

(xx)	“Registration Indemnifying Party” has the meaning set forth in Section 6.07(c).

(yy)	“Registration Statement” has the meaning set forth in Section 6.01.

(zz)	“Regulation A Offering Price” has the meaning set forth in Section 2.03(b).

(aaa)	“Regulation A Offering” has the meaning set forth in Section 2.03(b).

(bbb)	“Regulation S” has the meaning set forth in Section 3.12(f).

(ccc)	“Rule 144” has the meaning set forth in Section 3.12(f).

(ddd)	“Sale Shares” has the meaning set forth in Section 5.04(c).

(eee)	“SEC” means the United States Securities and Exchange Commission.

(fff)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ggg)	“Shareholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

(hhh)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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(iii)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(jjj)	“Third-Party Claim” has the meaning set forth in Section 7.03(a).

(kkk)	“Trading Market” has the meaning set forth in Section 5.04(d)(i).

(lll)	“Transaction Documents” means this Agreement and any other document entered into in connection with the transactions contemplated herein.

(mmm)	“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.03(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

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(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. SHARE EXCHANGE

Section 2.01 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, the Magiclytics Shareholders, who hold an aggregate of 5,000 shares of Magiclytics’ common stock, par value $0.01 per share, (the “Magiclytics Shares”) representing 100% of Magiclytics’ issued and outstanding capital stock, shall sell, assign, transfer and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Magiclytics Shares held by them, as set forth herein. The number of Magiclytics Shares held by each of the Magiclytics Shareholders as of the Closing Date is as set forth in on Exhibit A attached hereto, in the column entitled “Magiclytics Shares Owned”.

(b)	The exchange as set forth in this Article II, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange.”

Section 2.02 Closing. The closing of the transactions as set forth herein shall occur on the Closing Date, immediately following the execution of this Agreement. On the Closing Date the Company shall acquire from each Magiclytics Shareholder the number of Magiclytics Shares owned by each such Magiclytics Shareholder as set forth on Exhibit A in accordance with the provisions herein (the “Closing”). At the Closing the Magiclytics Shareholders shall, on transfer of their respective Magiclytics Shares to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the total Exchange Shares (as defined below).

Section 2.03 Payment.

(a)	In exchange for the Magiclytics Shares, the Company shall issue to the Magiclytics Shareholders a total of 734,689 shares of Company Common Stock, which the Parties acknowledge is based on a $3,500,000 valuation of Magiclytics, to be apportioned between the Magiclytics Shareholders pro rata based on respective ownership of Magiclytics Shares as set forth on Exhibit A in the column entitled “Ownership Percentage”. The shares of Company Common Stock to be issued to the Magiclytics Shareholders at the Closing, and any additional shares of Common Stock issued pursuant to the provisions of Section 2.03(b), are referred to as the “Exchange Shares”.

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(b)	The Parties acknowledge and agree that the number of Exchange Shares to be issued at the Closing has been based on the fair market value of the Company Common Stock as initially agreed to by the Parties, which is $4.76 per share (the “Base Value”) but that such fair market value has been determined based on the volume weighted average closing price of the Company Common Stock for the twenty (20) trading day period immediately prior to the Closing. The Parties further acknowledge and agree that the Company is currently in the process of preparing for an offering of the Company Common Stock to be undertaken pursuant to Regulation A under the Securities Act (the “Regulation A Offering”). In the event that the offering price to the public of the Company Common Stock in the Regulation A Offering (the “Regulation A Offering Price”) is less than the Base Value, then within three (3) Business Days of the effectiveness of the Company’s Offering Circular to be filed in connection with the Regulation A Offering, the Company shall issue to the Magiclytics Shareholders a number of additional shares of Company Common Stock equal to (1) (i) $3,500,000 divided by (ii) the Regulation A Offering Price, minus (2) 734,689 (the “Additional Shares”). The Additional Shares, shall constitute a part of the Exchange Shares for all purposes hereunder, and shall also be apportioned between the Magiclytics Shareholders pro rata based on respective ownership of Magiclytics Shares as set forth on Exhibit A in the column entitled “Ownership Percentage”.

Section 2.04 Additional Actions at the Closing. In addition to the other provisions herein, the Parties shall undertake the following actions in connection with the Closing:

(a)	The directors of Magiclytics shall undertake such actions as required to expand the size of the Magiclytics Board to a number of persons as required such that the persons selected by the Company shall be named to the Magiclytics Board, and shall constitute a majority of the Magiclytics Board thereafter, and to name such persons as selected by the Company as directors on the Magiclytics Board, in each case effective as of the Closing.

(b)	The Magiclytics Board shall undertake such actions as required to name Wilfred Man as the Chief Executive Officer of Magiclytics, Christian Young as the President and Secretary of the Magiclytics and Simon Yu as the Chief Operating Officer of Magiclytics, and to remove any other officers of the Company, in each case effective as of the Closing.

(c)	Immediately following the Closing, unless otherwise agreed in writing by the Company, all other officers of Magiclytics other than those named in Section 2.04(b) shall immediately resign from all positions that such officers hold as an officer of Magiclytics, and all directors of Magiclytics other than those selected by the Company pursuant to Section 2.04(a) shall resign as directors of Magiclytics.

(d)	Immediately following the Closing, the Company shall be responsible for all outstanding accounts payables and operating costs to continue operations of Magiclytics including but not limited to payment to any of its vendors, lenders, or other parties in which Magiclytics engages with in the regular course of its business.

Section 2.05 Magiclytics Deliverables at the Closing. At the Closing, Magiclytics or the Magiclytics Shareholders, as applicable, shall deliver to the Company:

(a)	Stock powers or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the Magiclytics Shares to be transferred to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at each Magiclytics Shareholder’s expense, affixed;

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(b)	Reasonable evidence of the completion of the actions as set forth in Section 2.04; and

(c)	A certificate of the Secretary of Magiclytics and the Shareholders Representative on behalf of the Magiclytics Shareholders, dated as of the Closing Date, and:

(i)	attaching and certifying (i) copies of the resolutions of the Board of Directors of Magiclytics (the “Magiclytics Board”) authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the transactions contemplated herein; and (ii) the Magiclytics Organizational Documents; and

(ii)	attaching a certificate of status issued by the Wyoming Secretary of State for Magiclytics, dated as of a date within 5 days of the Closing Date.

Section 2.06 Company Deliverables at the Closing. At the Closing, the Company shall deliver:

(a)	Shall record each Magiclytics Shareholder as the owner of the applicable portion of the Exchange Shares delivered at the Closing, in accordance with Section 2.03(a), in the books and records of the Company (with the Parties acknowledging that the Exchange Shares shall not be certificated); and

(b)	Shall deliver to the Shareholders’ Representative a certificate of status issued by the Nevada Secretary of State for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.07 Tax Consequences. For U.S. federal income tax purposes, the Exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. For the avoidance of doubt, the Parties intent to treat this Exchange as a “Type-B” reorganization under Section 368(a)(1)(B) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 2.08 Additional Documents; Financial Statements. At and following the Closing, the Company, Magiclytics, the Shareholders’ Representative and the Magiclytics Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. In furtherance of the above, if determined to be required by the Company, the Magiclytics Shareholders shall reasonably cooperate with the Company following the Closing to provide to the Company audited financial statements for Magiclytics and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years of Magiclytics, and any other period audited or unaudited but reviewed financials, as required to be included in the reports filed by the Company with the SEC at or following the Closing.

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Article III. REPRESENTATIONS AND WARRANTIES OF

THE MAGICLYTICS PARTIES

As an inducement to, and to obtain the reliance of the Company, the Magiclytics Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.07 and Section 3.12 which are given by each Magiclytics Shareholder individually, severally and not jointly and severally, and solely with respect to the Magiclytics Shares held by such Magiclytics Shareholder and with respect to the Exchange Shares to be received in connection therewith) and with respect to the Sale Shares (as defined below) that may be received following the Closing (collectively, the “Company Shares”, provided that such definition shall be deemed to refer to Exchange Shares and Sale Share, if any, which are held by a Magiclytics Shareholder as of a particular time) represent and warrant to the Company, as of the Closing Date, as follows:

Section 3.01 Corporate Existence and Power. Magiclytics is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Wyoming, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Magiclytics has delivered to the Company complete and correct copies of the organizational documents and the corporate minute books of Magiclytics as in effect on the Closing Date (the “Magiclytics Organizational Documents”). Magiclytics has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Magiclytics Organizational Documents. Magiclytics has taken all actions required by Law, the Magiclytics Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Magiclytics and the Magiclytics Shareholders in connection herewith constitute the valid and binding obligations of Magiclytics and the Magiclytics Shareholders, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any Magiclytics Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Authorized Shares and Capital.

(a)	The authorized capital stock of Magiclytics consists of (i) 5,000 shares of common stock, par value $0.01 per share, of which 5,000 shares are issued and outstanding and (ii) no shares of preferred stock. All of the issued and outstanding Magiclytics Shares are held, collectively, by the Magiclytics Shareholders.

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(b)	The Magiclytics Shareholders’ ownership of Magiclytics Shares is as set forth on Exhibit A attached hereto, which Exhibit A is true, correct and complete in all respects.

(c)	Magiclytics has no outstanding options, rights or commitments to issue shares of Magiclytics Shares or any other equity security of Magiclytics, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Magiclytics Shares or any other equity security of Magiclytics.

(d)	There is no voting trust, agreement or arrangement among any of the beneficial holders of Magiclytics Shares affecting the nomination or election of directors or the exercise of the voting rights of Magiclytics Shares.

(e)	The offer, issuance and sale of such shares of Magiclytics Shares were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Magiclytics Shares are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.06 Validity of Shares. The shares of Magiclytics Shares to be delivered at the Closing and at each Call Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.07 Title to and Issuance of the Magiclytics Shares. Each of the Magiclytics Shareholders is the record and beneficial owner and holder of the Magiclytics Shares to be delivered at the Closing, free and clear of all Liens. None of the Magiclytics Shares is subject to pre-emptive or similar rights, either pursuant to any Magiclytics Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Magiclytics Shares or other interests in the Company from the Magiclytics Shareholders.

Section 3.08 No Subsidiaries. Magiclytics does not have any subsidiaries, and does not own, beneficially or of record, any equity interests of any other Person.

Section 3.09 Compliance With Laws and Regulations. Magiclytics has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Magiclytics or except to the extent that noncompliance would not result in the occurrence of any material liability for Magiclytics.

Section 3.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Magiclytics is a party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on Magiclytics.

Section 3.11 Taxes. Magiclytics has duly and punctually paid all governmental fees and taxes which it has become liable to pay and has duly allowed for all taxes reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxes and Magiclytics has made any and all proper declarations and returns for tax purposes and all information contained in such declarations and returns is true and complete.

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Section 3.12 Investment Representations . For purposes of this Section 3.12, any reference to the “Company Shares” shall be deemed solely to be a reference to the portion of the Company Shares being delivered to such applicable Magiclytics Shareholder.

(a)	Investment Purpose. Such Magiclytics Shareholder understands and agrees that the consummation of this Agreement including the delivery of the Exchange Shares to such Magiclytics Shareholder in exchange for the Magiclytics Shares held by such Magiclytics Shareholder as contemplated hereby, and any later issuance of the Sale Shares, if and when applicable, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Company Shares being acquired by such Magiclytics Shareholder are being acquired by such Magiclytics Shareholder for such Magiclytics Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Such Magiclytics Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”). Such Magiclytics Shareholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such Magiclytics Shareholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Such Magiclytics Shareholder understands that the Company Shares are being offered and sold to such Magiclytics Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Magiclytics Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Magiclytics Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Magiclytics Shareholder to acquire the Company Shares.

(d)	Information. Such Magiclytics Shareholder and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Company Shares which have been requested by such Magiclytics Shareholder or his advisors. Such Magiclytics Shareholder and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Magiclytics Shareholder understands that his investment in the Company Shares involves a significant degree of risk. Such Magiclytics Shareholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)	Governmental Review. Such Magiclytics Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Company Shares.

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(f)	Transfer or Resale. Such Magiclytics Shareholder understands that (i) the sale or re-sale of the Company Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Company Shares may not be transferred unless (a) the Company Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Magiclytics Shareholder shall have delivered to the Company, at the cost of such Magiclytics Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Company Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Company Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Magiclytics Shareholder who agree to sell or otherwise transfer the Company Shares only in accordance with this Section 3.12 and who is an Accredited Investor, (d) the Company Shares are sold pursuant to Rule 144, or (e) the Company Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Magiclytics Shareholder shall have delivered to the Company, at the cost of such Magiclytics Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Company Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Company Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) other than as set forth in Article VI, neither the Company nor any other person is under any obligation to register such Company Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Company Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Such Magiclytics Shareholder understands that the Company Shares, until such time as the Company Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Company Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Company Shares.

(h)	Removal. The legend(s) referenced in Section 3.12(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Company Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Company Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Company Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such Magiclytics Shareholder agrees to sell all Company Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

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Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Magiclytics and the Magiclytics Shareholders, the Company represents and warrants to Magiclytics and the Magiclytics Shareholders, as of the Closing Date, as follows:

Section 4.01 Corporate Existence and Power . The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has delivered to the Shareholders’ Representative complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the Closing Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the transactions herein contemplated.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 4.03 Valid Obligation . This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Authorized Shares. As of the Closing Date, the authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 4.06 Information. The information concerning the Company set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

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Section 4.07 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.08 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on the Company.

Section 4.09 Compliance With Laws and Regulations. The Company has complied with all United States federal, state or local or any applicable foreign Laws applicable to the Company and the operation of its business, except where the failure to so comply would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.10 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Article V. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01 Delivery of Books and Records. At the Closing, Magiclytics shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Magiclytics in the possession of Magiclytics or its representatives.

Section 5.02 Conveyance Taxes. The Magiclytics Shareholders will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Section 5.03 Assistance. Upon request of a Magiclytics Shareholder, the Company shall provide reasonable assistance to the applicable Magiclytics Shareholder, at the cost of the applicable Magiclytics Shareholder, with respect to any filings required to be made by such applicable Magiclytics Shareholder pursuant to the Securities Act or the Exchange Act.

Section 5.04 Additional Payments.

(a)	In the event that following the Closing, there occurs a Change of Control (as defined below) of Magiclytics, in each case other than any Change of Control of Magiclytics which results from any actions in the definition of “Change of Control” occurring with respect to the Company as a whole instead of just to Magiclytics (each, a “Magiclytics Sale”), then the Company shall pay the Magiclytics Shareholders the additional compensation as set forth in this Section 5.04.

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(b)	For purposes herein, a “Change of Control” of the Magiclytics shall be deemed to have occurred if, after the Closing Date and prior to the fifth anniversary of the Closing Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of Magiclytics is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any Affiliate of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of Magiclytics with or into another corporation, other than any Affiliate of the Company, where the shareholder(s) of Magiclytics, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of Magiclytics immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of Magiclytics’ assets to an entity, other than a sale or disposition by Magiclytics of all or substantially all of Magiclytics’ assets to any Affiliate of the Company.

(c)	In the event of a Magiclytics Sale, the Company shall issue to the Magiclytics Shareholders a number of shares of Common Stock equal to (i) fifteen percent (15%) of the total value of the consideration actually received by the Company in excess of $7,000,000 with respect to the Magiclytics Sale (the “Gain Amount”), divided by (ii) the Share Price (as defined below) as of the date of the consummation of the Magiclytics Sale (the “Sale Shares”). The Sale Shares shall be apportioned between the Magiclytics Shareholders pro rata based on respective ownership of Magiclytics Shares as of the Closing Date, as set forth on Exhibit A in the column entitled “Ownership Percentage”. By way of example, in the event that a Magiclytics Sale occurs and the Company receives total consideration of $8,000,000 with respect thereto, the “Gain Amount” will be $1,000,000, and, assuming the Share Price was $2.00 as of the time of the consummation of such Magiclytics Sale, 500,000 Sale Shares in total would be apportioned between the Magiclytics Shareholders as set forth herein. The Sale Shares shall be issued within five (5) Business Days of the date that the Company actually receives the consideration which is the Gain Amount, and in the event that such consideration is not cash or other asset(s) with a readily determinable value (such as, for example, shares of stock of a publicly traded entity), the value of such consideration shall be determined in good faith by the Board of Directors of the Company and the Shareholders’ Representative after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholders’ Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement.

(d)	For purposes herein, the term “Share Price” shall mean for any date, the price determined by the first of the following clauses that applies:

(i)	If the Company Common Stock is then listed for trading on the OTC Markets or a United States or Canadian national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) of the closing price of Common Stock on such Trading Market during the 20 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

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(ii)	if the Company Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Company Common Stock so reported; and

(iii)	if the Share Price cannot be calculated for such security on such date on bases as set forth in Section 5.04(d)(i) or Section 5.04(d)(ii), the Share Price of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Board of Directors of the Company and the Shareholders’ Representative after taking into consideration factors they may each deem appropriate, and provided that if the Company and the Shareholders’ Representative cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth in the Agreement.

(e)	All such determinations of the Share Price as set forth in Section 5.04(d)(i) or Section 5.04(d)(ii) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(f)	For purposes herein, “Trading Day” means any day on which the Company Common Stock (or any replacement security pursuant to Section 5.04(g)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(g)	If, at any time prior to the determination of the Share Price, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the Magiclytics Shareholders shall thereafter have the right to receive, and shall receive, upon any Magiclytics Sale, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Company Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the Share Price, as determined by the Company and the Shareholders’ Representative, and in the event that the shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Company Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(h)	For the avoidance of doubt, the intent of the Parties is that the provisions of this Section 5.04 shall apply, and a “Magiclytics Sale” shall be deemed to occur, only if there occurs a Change of Control of Magiclytics standing alone. By way of example and not limitation, in the event that the Company merges with another entity, or all or substantially all of the Equity Securities of the Company are acquired by a Person, or all or substantially all of the Assets of the Company are acquired by a Person, in one transaction or a series of related transactions, such transaction or transactions shall not constitute a “Magiclytics Sale”; with the intent of this Section 5.04 being that the Additional Consideration shall be payable to the Magiclytics Shareholders only with respect to a transaction meeting the definition of a “Magiclytics Sale” which separates the operations of Magiclytics from the operations of the Company.

(i)	The obligations of the Company as set forth in this Section 5.04 shall expire on the fifth anniversary of the Closing Date.

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Article VI. REGISTRATION RIGHTS

Section 6.01 General. Subject to the remaining terms and conditions herein, provided that the Closing occurs, if at any time on or after such date the Company proposes to file any registration statement under the Securities Act with respect to the Company Common Stock (a “Registration Statement”) for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a dividend reinvestment plan; (iii) filed pursuant to Regulation A pursuant to the Securities Act; or (iv) in connection with a merger or acquisition, then the Company shall (x) give written notice of such proposed filing to each Magiclytics Shareholder as soon as practicable but in no event less than ten (10) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to each Magiclytics Shareholder in such notice the opportunity to register the sale of such number of Company Shares as each Magiclytics Shareholder may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall cause such Company Shares to be included in such registration and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Company Shares requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Company Shares in accordance with the intended method(s) of distribution thereof. If a Magiclytics Shareholder proposes to distribute its Company Shares through a Piggyback Registration that involves an underwriter or underwriters, then it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration.

Section 6.02 Limitations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the Magiclytics Shareholders and the holders of any other shares of Company Common Stock which are also registrable pursuant to an agreement similar to this Article VI (if any holders of Company Shares have elected to include their Company Common Stock in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of shares of Company Common Stock proposed to be included in such registration, including all Company Shares and all other shares of Company Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Company Common Stock which can be sold in such offering and/or that the number of shares of Company Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the Company Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the shares of Company Common Stock that the Company proposes to sell; and (ii) the shares of Company Common Stock requested to be included therein by the Magiclytics Shareholders and shares of Company Common Stock held by the other holders of Company Common Stock, allocated among the Magiclytics Shareholders and such other holders pro rata based on the number of Company Shares and Company Common Stock, as applicable, held by each of the Magiclytics Shareholder and such other holders. If the Piggyback Registration was initiated by the exercise of demand registration rights by a shareholder or shareholders of the Company, then the number of shares of Company Common stock that may be included in the registration and underwriting shall be allocated first to such selling stockholders who exercised such demand to the extent of their demand registration rights, and then, subject to obligations and commitments existing as of the Closing Date, to the Company and then, subject to obligations and commitments existing as of the date hereof, to all persons exercising piggyback registration rights (including the Magiclytics Shareholders) who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included therein.

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Section 6.03 Withdrawal. Each Magiclytics Shareholder may elect to withdraw such Magiclytics Shareholder’s request for inclusion of Company Shares in any Piggyback Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by each Magiclytics Shareholder of Company Shares in connection with such Piggyback Registration as provided in Section 6.06.

Section 6.04 Notification; Blackout Period.

(a)	The Company shall notify each Magiclytics Shareholder at any time when a prospectus relating to such Magiclytics Shareholder’s Company Shares is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of any Magiclytics Shareholder, the Company shall also prepare, file and furnish to each Magiclytics Shareholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to each Magiclytics Shareholder, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, unless suspension of the use of such prospectus otherwise is authorized herein or in the event of a Blackout Period (as defined below), in which case no supplement or amendment need be furnished (or Exchange Act filing made) until the termination of such suspension or Blackout Period.

(b)	Each Magiclytics Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.04(a) or of the commencement of a Blackout Period, such Magiclytics Shareholder shall discontinue the disposition of Company Shares included in the Registration Statement until such Magiclytics Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.04(a) hereof or notice of the end of the Blackout Period, and, if so directed by the Company, such Magiclytics Shareholder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Magiclytics Shareholder’s possession, of the prospectus covering such Company Shares current at the time of receipt of such notice.

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(c)	For purposes herein, “Blackout Period” means, with respect to a registration, a period during which the Company, in the good faith judgment of the Board of Directors of the Company, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Company Common Stoc to be covered by any Registration Statement, if any, would be seriously detrimental to the Company and its stockholders, in each case commencing on the day the Company notifies the Magiclytics Shareholders that they are required, because of the determination described above, to suspend offers and sales of the Company Shares and ending on the earlier of (1) the date upon which the material non-public information resulting in the Blackout Period is disclosed to the public or ceases to be material and (2) such time as the Company notifies the Magiclytics Shareholders that sales pursuant to such Registration Statement or a new or amended Registration Statement may resume.

Section 6.05 Information. The Company may request that each Magiclytics Shareholder furnish the Company such information with respect to such Magiclytics Shareholder and such Magiclytics Shareholder’s proposed distribution of the Company Shares pursuant to the Registration Statement as the Company may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and each Magiclytics Shareholder shall furnish the Company with such information.

Section 6.06 Fees and Expenses. All fees and expenses incident to the performance of or compliance with this Article VI by the Company shall be borne by the Company whether or not any Company Shares are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the Company Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Company Shares) and (D) with respect to any filing that may be required to be made by any broker through which each Magiclytics Shareholder of Company Shares intends to make sales of Company Shares with the Financial Industry Regulatory Authority, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other persons or entities retained by the Company in connection with the consummation of the transactions contemplated by this Article VI. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Article VI (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Company Shares on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Magiclytics Shareholder.

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Section 6.07 Indemnification.

(a)	Indemnification by the Company. The Company and its successors and assigns shall indemnify and hold harmless each Magiclytics Shareholder, the partners, agents and employees of each Magiclytics Shareholder (each, a “Magiclytics Shareholder Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all Losses (as defined below), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Article VI, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding any Magiclytics Shareholder furnished to the Company by such Magiclytics Shareholder for use therein. The Company shall notify each Magiclytics Shareholder promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Article VI of which the Company is aware.

(b)	Indemnification by Each Magiclytics Shareholder. Each Magiclytics Shareholder and its successors and assigns shall indemnify and hold harmless each Company Indemnified Party (as defined below) (with each Magiclytics Shareholder Indemnified Party and Company Indemnified Party being referred to as a “Registration Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding such Magiclytics Shareholder furnished to the Company by such Magiclytics Shareholder for use therein. Each Magiclytics Shareholder shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which each Magiclytics Shareholder is aware.

(c)	Contribution. If the indemnification under Section 6.07(a) or Section 6.07(b), as applicable, is unavailable to a Registration Indemnified Party or insufficient to hold a Registration Indemnified Party harmless for any Losses, then the Party responsible for indemnifying the Registration Indemnified Party (the “Registration Indemnifying Party”) shall contribute to the amount paid or payable by such Registration Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying Party and Registration Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Registration Indemnifying Party and Registration Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Registration Indemnifying Party or the Registration Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 6.07(a) or Section 6.07(b), as applicable, was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to this Section 6.07(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

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(d)	Application. The Parties acknowledge and agree that the indemnification rights and obligations as set forth in this Section 6.07 shall apply solely to indemnification applicable to the actions and events as contemplated in this Article VI and shall apply independently of the rights and obligations as set forth in Article VII. In the event that the provisions of Section 6.07 and of Article VII could both be deemed to apply to any indemnification rights and/or obligations, the provisions of this Section 6.07 shall control.

Article VII. INDEMNIFICATION

Section 7.01 Indemnification of Company. The Magiclytics Shareholders, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Shareholders’ Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Magiclytics Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of Magiclytics for any period on or prior to the Closing Date. Notwithstanding the forgoing, with respect to any indemnification obligations of the Magiclytics Shareholders arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any Magiclytics Shareholder as set forth in Section 3.07 or Section 3.12, such indemnification obligations shall be solely the obligations of the Magiclytics Shareholder giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 7.02 Indemnification of the Magiclytics Parties. The Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Shareholders’ Representative, the Magiclytics Shareholders, Magiclytics and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Magiclytics Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Magiclytics Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

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Section 7.03 Procedure. The following shall apply with respect to all claims by any Magiclytics Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Magiclytics Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Magiclytics Shareholders, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 7.04 Periodic Payments. Any indemnification required by this Article VII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 7.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

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Section 7.06 Time Limit. The obligations of the Magiclytics Shareholders and the Company under Section 7.01 and Section 7.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 7.07 Certain Limitations. The indemnification provided for in Section 7.01 and Section 7.02shall be subject to the following limitations:

(a)	The Magiclytics Shareholders shall not be liable to the Company Indemnified Parties for indemnification under Section 7.01 until the aggregate amount of all Losses in respect of indemnification under Section 7.01 exceeds $10,000 (the “Basket”), in which event the Magiclytics Shareholders shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the value of the Exchange Shares as received by the Magiclytics Shareholders, with such value to be as determined by reference to closing price of the Company Common Stock on the last Business Day prior to the Closing Date (the “Cap”), and provided that, in the event that the indemnification obligations are those of less than all of the Magiclytics Shareholders pursuant to the last sentence of Section 7.01, then the Basket and the Cap shall be applied to such indemnifying Magiclytics Shareholder(s) pro rata based on the number of shares of Magiclytics Shares held by such Magiclytics Shareholder(s) as of the Closing Date, such that, by way of example and not limitation. if a Magiclytics Shareholder is so obligated to indemnify the Company Indemnified Parties pursuant to such section and held 50% of the total shares of Magiclytics Shares as of the Closing Date, the Basket would be $5,000 and the Cap would be 50% of the total value of the Exchange Shares as determined as set forth above. Any such utilization or satisfaction of the Basket and the Cap by one or more of the Magiclytics Shareholders as a result of the preceding sentence shall apply to any later determinations of the utilization or satisfaction of the Basket and the Cap.

(b)	The Company shall not be liable to the Magiclytics Indemnified Parties for indemnification under Section 7.02 until the aggregate amount of all Losses in respect of indemnification under Section 7.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the Magiclytics Shareholders as a group.

Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09 Exclusive Remedy. The indemnification provisions contained in this Article VII shall be the sole and exclusive remedy of the Parties with respect to the transactions contemplated herein for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the transactions contemplated herein, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the transactions contemplated herein.

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Article VIII. MISCELLANEOUS

Section 8.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Santa Monica, California in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 8.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

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(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Los Angeles County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 8.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Los Angeles County, California. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 8.03 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.03(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 8.04 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

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Section 8.05 Brokers. The Company and Magiclytics Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and the Magiclytics Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 8.06 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Tongji Healthcare Group, Inc.

Attn: Amir Ben-Yohanan

201 Santa Monica Blvd., Suite 30

Santa Monica, California 90401

Email: amir_yoh@yahoo.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

If to Magiclytics, or the Magiclytics Shareholders, to:

Digital Influence Inc.

Attn: Christian Young

800 Wilshire Blvd., Floor 2

Los Angeles, CA 90017

Email: chrisyoungjd@gmail.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

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Section 8.08 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.09 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). Other than the Form 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.10 Third Party Beneficiaries. This contract is strictly between the Company, Magiclytics, the Magiclytics Shareholders and the Shareholders’ Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the Magiclytics Shareholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 8.11 Expenses. Subject to Article VII and Section 8.07, whether or not the Exchange is consummated, each of the Company and the Magiclytics Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.12 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.13 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of one year from the latest date thereof, provided that the covenants of the Parties as set forth in Section 5.04 shall survive the Closing Date for the period as set forth in Section 5.04(i), and the representations, warranties, and covenants of the respective Parties as set forth in Article VI shall survive the Closing Date for the maximum period permitted by applicable Law.

Section 8.14 Amendment; Waiver; Remedies; Agent.

(a)	Other than as specifically set forth herein, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, Magiclytics and the Shareholders’ Representative.

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(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 8.15 Magiclytics Shareholders’ Representative.

(a)	Each Magiclytics Shareholder constitutes and appoints the Shareholders’ Representative as its representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)	to act on such Magiclytics Shareholders’ behalf in the absolute discretion of Shareholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.15.

(b)	This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Magiclytics Shareholder or by operation of law, whether by the death or incapacity of any Magiclytics Shareholder or by the occurrence of any other event. Each Magiclytics Shareholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Shareholders’ Representative pursuant to this Section 8.15. Each Magiclytics Shareholder agrees that Shareholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Shareholders’ Representative in good faith, even if taken or omitted negligently, and each Magiclytics Shareholder shall indemnify and hold harmless Shareholders’ Representative from, and shall pay to Shareholders’ Representative the amount of, or reimburse Shareholders’ Representative for, any Loss that Shareholders’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Shareholders’ Representative in his capacity as such.

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(c)	The Company shall be entitled to rely upon any document or other paper delivered by Shareholders’ Representative as being authorized by Magiclytics Shareholders, and the Company shall not be liable to any Magiclytics Shareholder for any action taken or omitted to be taken by the Company based on such reliance.

Section 8.16 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 8.17 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 8.18 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be null and void and of no force or effect, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 8.19 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Magiclytics Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 8.20 Further Assurances. From and after the Closing Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

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Section 8.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.22 Counsel. The Parties acknowledge and agree that Anthony L.G., PLLC (“Counsel”) has acted as legal counsel to the Company, that Christian Young is an officer and director of the Company, and that Counsel is not legal counsel to Mr. Young personally, either in connection with this Agreement and the Transactions, or otherwise. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to the Company notwithstanding the relationship between the Company and Mr. Young, and that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each applicable Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties hereby waives any conflict of interest that may arise as a result of the relationship between the Company and Mr. Young, and confirms that the Parties have previously negotiated the material terms of the agreements as set forth herein.

Section 8.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

Tongji Healthcare Group, Inc.

By:	/s/ Amir Ben-Yohanan
Name:	Amir Ben-Yohanan
Title:	Chief Executive Officer

Digital Influence Inc.

By:	/s/ Wilfred Man
Name:	Wilfred Man
Title:	Chief Executive Officer

Shareholders’ Representative:

By:	/s/ Christian Young
Name:	Christian Young

Shareholders:

Christian Young

By:	/s/ Christian Young
Name:	Christian Young

Robert Cohen

By:	/s/ Robert Cohen
Name:	Robert Cohen

Wilfred Man

By:	/s/ Wilfred Man
Name:	Wilfred Man

Sultan Alsuwaidi

By:	/s/ Sultan Alsuwaidi
Name:	Sultan Alsuwaidi

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